Exhibit 10.14

Rhythm Pharmaceuticals, Inc.

500 Boylston Street — 11th Floor

Boston, MA  02116

Main Telephone:  617-585-2090

www.rhythmtx.com

September 13, 2017

Fred Fiedorek

c/o Rhythm Pharmaceuticals, Inc.

500 Boylston Street, 11th Floor

Boston, MA 02116

Dear Fred:

On behalf of Rhythm Pharmaceuticals, Inc., formerly known as Rhythm Metabolic, Inc. (the “Company” or “Rhythm”), I am pleased to set forth below the amended and restated terms of your employment with the Company.

Employment.  You are currently the Chief Medical Officer of the Company, and during the term of your employment with the Company, you will continue to hold the position and title of Chief Medical Officer.  During the term of your employment with the Company, you will be responsible for performing the duties associated with the position above or as the Company may otherwise assign to you.  Your primary place of employment initially will be in the Company’s offices located in Boston, Massachusetts; however, you will be expected to travel as may be necessary to fulfill your responsibilities.  In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and all applicable laws and regulations.

Base Salary.  During your employment, your salary will be $354,732 annualized, subject to all required and elected taxes and other withholdings.  Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus.  Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, if your employment continues in good standing on the date of payment of such incentive bonus.  Your target annual incentive bonus opportunity shall be 30% of your annualized base salary, provided that, from and after the closing of the Company’s first underwritten public offering of its Common Stock under the Securities Act, if any (the “IPO”), your target annual incentive bonus opportunity shall be 35% of your annualized base salary.

Equity Grant.  Any existing grants of equity you have in the Company will be treated consistent with the terms of the applicable agreements under which such awards have been granted.  You may be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors.  The terms of any future equity grant will be consistent with any plan under which they are granted and the terms of the applicable agreement for the award(s).

Benefits.  You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation.  You will be entitled to annual paid vacation of four (4) weeks. Your accrual and use of vacation time will be pursuant to any vacation or time off policy the Company may establish or modify from time to time.  The Company’s vacation policy is subject to change at any time in the Company’s sole discretion.

Severance.  If the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below) (in either event, a “Qualifying Termination”), then, subject to your execution of a reasonable release acceptable to the Company (the “Release”), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA (as defined below), the Company will pay you an amount (the “Regular Severance Amount”) equal to your then-current base salary rate for a period of six (6) months, provided that, if any such Qualifying Termination occurs at any time after the IPO, if any, the Regular Severance Amount shall be an amount equal to your then-current base salary rate for a period of nine (9) months.

If there is a Qualifying Termination within the three (3) months immediately preceding or the twelve (12) months immediately following a Change of Control (as defined in the Company’s 2015 Equity Incentive Plan, as may be amended and in effect from time to time or succeeded or superseded by a successor equity incentive plan), then, subject to your execution of a Release following your Separation from Service (as defined below), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will pay you, in lieu of any Regular Severance Amount,  an amount (the “Change of Control Severance Amount”) equal to your then-current base salary rate for a period of twelve (12) months plus an amount equal to 100% of your then-applicable target annual incentive bonus.

Any severance amount to which you may be entitled under this letter will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices, beginning on the first payroll date following the date that is either (i) sixty (60) days after the date of your Separation from Service or (ii) in the case of a Separation from Service that is a Qualifying Termination that occurs within three (3) months immediately preceding a Change of Control, sixty (60) days after such Change of Control, provided that, in the case of either of the foregoing clauses (i) and (ii), the Company, in its sole discretion, may have the option to pay any such severance amount to you as a lump sum.  To be eligible for either the Regular Severance Amount or the Change of Control Severance Amount, as applicable, you must execute and deliver the Release to the Company and allow it to become effective within thirty (30) days of your Separation from Service or, if later, within thirty (30) days of a Change of Control giving rise to a Change of Control Severance Amount entitlement.

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In addition, if following your Separation from Service, you are eligible for and timely elect continued medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earlier to occur of (a) the final day of the applicable severance period and (b) the date you otherwise become ineligible for continued coverage under COBRA. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

If the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Change of Control, then each outstanding equity award in the Company held by you shall immediately vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares of equity of the Company subject thereto.  The foregoing provisions of this paragraph shall apply notwithstanding anything express or implied to the contrary in any agreement or award between you and the Company, or in any plan of the Company, that is applicable to such outstanding equity award.

Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), becomes payable upon the occurrence of a Change of Control, such compensation or benefit shall not be paid unless such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code.

If any payment or benefit you would receive under this letter, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with your choice of whether to reduce cash payments or stock option compensation or both) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

Definitions

Separation from Service.  For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code. Each installment payment provided under this letter shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein.

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Cause.  “Cause” shall mean the occurrence of any of the following events by the individual: (i) commission of any crime involving the Company, or any crime involving fraud, breach of trust, or physical or emotional harm to any person, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure of the Company’s proprietary information (other than any such use or disclosure that is not intentional and is not material); (iii) any intentional misconduct or gross negligence that has a material adverse effect on the Company’s business or reputation; (iv) any material breach by you of any agreement between you and the Company that is not cured within thirty (30) days after receipt of written notice from the Company describing any such breach; or (v) repeated and willful failure to perform the duties, functions and responsibilities of the individual’s position after a written warning from the Company.

Good Reason.  “Good Reason” shall mean your resignation from all positions you then hold with the Company if: (A) without your written consent (i) there is a material diminution in the nature or scope of your responsibilities, duties, authority, or title; (ii) there is a material reduction of your base salary; provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees shall not constitute Good Reason; or (iii) you are required to relocate your primary work location to a facility or location that would increase your one way commute distance by more than thirty-five (35) miles from your primary work location as of immediately prior to such change, (B) you provide written notice outlining such conditions, acts or omissions to the Company’s Chief Executive Officer, President, Chief Financial Officer or General Counsel within thirty (30) days immediately following such material change or reduction, (C) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (D) your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period. “Good Reason” shall also mean your resignation on the one year anniversary of a Change of Control from all positions you then hold with the Company or its successor if by that date you have not entered into a written letter or agreement with the Company or such successor that provides for your continued employment with the Company or such successor.  For purposes of clarification, any Qualifying Termination that occurs on the first anniversary of a Change of Control shall be deemed and treated as occurring within the twelve (12) months immediately following a Change of Control for all purposes of this letter.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations.  You previously have executed and delivered the Company’s standard form of Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “NDA”), an executed copy of which is attached hereto as Exhibit A.

At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter.  This letter supersedes all prior understandings, whether written or oral, including, without limitation, your current employment agreement, with respect to the subject matter of this letter.

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Please indicate your acceptance of this letter agreement by signing below in the space provided for your signature.

Sincerely,

/s/ Keith M. Gottesdiener
Keith M. Gottesdiener
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with the Company.  I am not relying on any representations other than those set forth above.

/s/ Fred Fiedorek	September 13, 2017

Fred Fiedorek	Date

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EXHIBIT A

EXECUTED NDA

[See attached]

RHYTHM PHARMACEUTICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT

In consideration and as a condition of my employment, or continued employment, by Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                                NONDISCLOSURE

1.1                                    Recognition of Company’s Rights; Nondisclosure.  At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, lecture, or publication may be required in connection with my work for the Company, or unless any other individual that is an officer of the Company expressly authorizes such in writing. I will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at the Company or incorporates any Proprietary Information. Notwithstanding the foregoing, disclosure of any such Proprietary Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency; provided, however, that I shall have first given prompt notice to the Company of any possible or prospective order and the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. I hereby assign to the Company any rights I may have or acquire in any Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2                                    Proprietary Information.  The term “Proprietary Information” means any and all confidential or proprietary knowledge, data or information of the Company or any of its subsidiaries or controlled affiliates. By way of illustration but not limitation, “Proprietary Information” includes: (a) developments, inventions, ideas, data, programs, other works of authorship, designs and techniques, trade secrets, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, chemical structures, formulations, methods (including, without limitation, methods of use, delivery or manufacture), dosing regimens, know-how, technology, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) the design of, and all other information with respect to, preclinical studies and clinical trials, including, without limitation, the results of such preclinical studies and clinical trials; (c) clinical development and regulatory approval strategy; (d) information regarding research collaborations, joint development relationships, licensing relationships and transactions, corporate partnering relationships and transactions, joint ventures and other strategic alliances, including, without limitation, the research, development and commercialization activities, areas or fields subject to such relationships or transactions, the results of such research, development or commercialization activities and the terms of any agreements entered into by the Company or any of its subsidiaries or controlled affiliates in connection with such relationships or transactions; (e) information regarding plans for research, development, new services or products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, clients, customers, and suppliers; and (f) information regarding the skills and compensation of the employees and/or consultants of the Company or any of its subsidiaries or controlled affiliates. For purposes of this Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (this “Agreement”), the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of: (i) this Agreement; (ii) any other agreement or instrument to which the Company or any of its subsidiaries or controlled affiliates is a party or a beneficiary; or (iii) any duty owed to the Company or any of its subsidiaries or controlled affiliates by me or by any third party; provided, however, that if I shall seek to disclose, use, lecture upon, or publish any Proprietary Information, I shall bear the burden of proving that any such information shall have become publicly available without any such breach.

1.3                                    Third Party Information. I understand that the Company or any of its subsidiaries or controlled affiliates has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel of the Company or any of its subsidiaries or controlled affiliates who need to know such information in connection with their work for the Company or any of its subsidiaries or controlled affiliates) and will not use Third Party Information (except in connection with my work for the Company or any of its subsidiaries or controlled affiliates), unless and to the extent that any other individual that is an officer of the Company expressly authorizes such disclosure or use in writing. I hereby assign to the Company any rights I may have or acquire in any Third Party Proprietary Information during my employment with the Company.

1.4                                    No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or any of its subsidiaries or controlled affiliates any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by, or on behalf of, the Company or any of its subsidiaries or controlled affiliates.

1.5                                    Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) I make (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to my attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) I make in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

2.                                                    ASSIGNMENT OF INVENTIONS

2.1                                        Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                                        Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If I do not attach such disclosure, I am representing thereby that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention (whether or not such Prior Invention is listed in Exhibit A) into a product, compound, composition of matter, chemical structure, biological material, formulation, method, process or machine of the Company or any of its subsidiaries or controlled affiliates, or I in any way otherwise use, or make available for use, a Prior Invention (whether or not such Prior Invention is listed in Exhibit A) in connection with the research, development, manufacture, use or commercialization of any such product, compound, composition of matter, chemical structure, biological material, formulation, method, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to research, cause to be researched, develop, cause to be developed, make, cause to be made, modify, cause to be modified, use, cause to be used and sell or otherwise commercialize, or cause to be sold or otherwise commercialized, such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below), or in any product, compound, composition of matter, chemical structure, biological material, formulation, method, process or machine of the Company or any of its subsidiaries or controlled affiliates, without the Company’s prior written consent.

2.3                                        Assignment of Inventions. Subject to this Section 2.3 and to Sections 2.5 and 2.6, I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that are made, conceived, reduced to practice or learned by me, either alone or jointly with others, (i) in the course of my employment with the Company, (ii) during the term of my employment with the Company (whether or not in the course of my employment with the Company and whether or not during regular business hours) if and to the extent that any such Invention relates to the actual business or planned business of the Company or was made, conceived or reduced to practice by me, either alone or jointly with others, as a result of any material use of any of the properties, assets or facilities of the Company or (iii) arising out of, based upon, or resulting from the use of, any Proprietary Information or Third-Party Proprietary Information made available to me or to which I had access as an employee of the Company. Inventions assigned pursuant to this Section 2 to the Company, or to a third party as directed by the Company pursuant to Section 2.5 below, are hereinafter referred to as “Company Inventions.” At the request of the Company at any time and from time to time, I will execute and deliver any and all instruments, documents and agreements reasonably requested by the Company for purposes of confirming my assignment to the Company of all of my right, title and interest in and to any and all Company Inventions (and all Proprietary Rights with respect thereto), including, without limitation, at any time when any such Company Inventions (or any Proprietary Rights with respect thereto) are first reduced to practice or first fixed in a tangible medium, as applicable.

For the avoidance of doubt, notwithstanding any contrary provision contained herein, nothing contained in this Agreement shall require the assignment of any Invention (or Proprietary Right with respect thereto) made or conceived by me during the period of my employment to the extent such assignment is prohibited by any applicable state or federal law.

2.4                                    Obligation to Keep Company Informed. During the period of my employment with the Company and thereafter, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, during the period of my employment with the Company and thereafter, I will promptly disclose to the Company all patent applications filed by me or on my behalf that claim any Company Invention.

2.5                                    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6                                    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

2.7                                    Enforcement of Proprietary Rights. I will assist the Company in every proper way in obtaining, and from time to time enforcing, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will promptly execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will promptly execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, subject to full power or substitution and resubstitution, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                                                    RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, memoranda, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information and all Company Inventions made, conceived, developed or reduced to practice by me, which records shall be available to and remain the sole property of the Company at all times.

4.                                                    NON-SOLICITATION. I agree that, during the period of my employment with the Company and for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or termination by the Company, I will not, for myself or for the benefit of any other person (including, without limitation, any other person with which I may have a direct or indirect interest or relationship as an employee, consultant, advisor, equityholder or otherwise): (a) solicit, hire or engage, or attempt to solicit, hire or engage, any individual as an employee, consultant, advisor, officer, manager, managing partner, director or in any other similar capacity if such individual shall have been an employee of the Company or any of its subsidiaries or controlled affiliates at any time during the one (1) year period prior to the date of termination of my employment with the Company; (b) solicit, induce or attempt to induce any customer, vendor, contractor, consultant or advisor of the Company or any of its subsidiaries or controlled affiliates to terminate, diminish, or materially alter his, her or its relationship with the Company or any of its subsidiaries or controlled affiliates; or (c) solicit, induce or attempt to induce any potential customer, vendor, contractor, employee, consultant or advisor whose identity and potential relationship with the Company or any of its subsidiaries or controlled affiliates I learned as a result of my employment with the Company, not to establish, or to diminish or materially alter, such potential relationship with the Company or any of its subsidiaries or controlled affiliates. In the event that a court finds this Section 4, or any of its restrictions, to be unenforceable or invalid, I and the Company agree that (i) this Section 4 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) I shall be bound, and such court shall enforce, this Section 4 as so modified.

5.                                                    NON-COMPETITION. I agree that, during the term of my employment with the Company and for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or termination by the Company, I will not, directly or indirectly, as an officer, director, manager, employee, consultant, advisor, owner, partner, member, stockholder, or in any other capacity, (a) compete with the business or planned business of the Company or any of its subsidiaries or controlled affiliates, or (b) take any steps or actions to facilitate or prepare for competition with the business or planned business of the Company or any of its subsidiaries or controlled affiliates, nor will I assist another person to take any action that I would be prohibited from taking under this Section 5. The obligations not to compete that I have undertaken under this Section 5 shall apply in all countries of the world. For purposes of this Section 5, I will not be deemed or treated as being in competition with the business or planned business of the Company or any of its subsidiaries or controlled affiliates or as being in violation of the covenant set forth in the clause (b) above in this Section 5 merely by virtue of my ownership of any equity interest in any business or person that is in competition with, or is planning to be in competition with, the business or planned business of the Company or any of its subsidiaries or controlled affiliates, if my ownership of any such equity interest represents five percent (5%) or less the total equity interests in such business or person. I hereby acknowledge and agree that the foregoing restrictions contained in this Section 5 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent me from earning a living or pursuing my career. In the event that a court finds this Section 5, or any of its restrictions, to be unenforceable or invalid, I and the Company agree that (i) this Section 5 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) I shall be bound, and such court shall enforce, this Section 5 as so modified.

6.                                                NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company has not breached, and does not and will not breach, any agreement to keep in confidence information acquired by me in confidence or in trust prior to, or outside the scope of, my employment by the Company and any agreement not to compete with the business of any third party. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

7.                                                RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all notes, memoranda, specifications, drawings, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that, during the term of my employment with the Company or at any time thereafter, any property situated on the premises of the Company or any of its subsidiaries or controlled affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event I leave the employ of the Company for any reason whatsoever, I will promptly sign and deliver the “Termination Certificate” attached hereto as Exhibit B.

8.                                                LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In the event that the Company enforces the provisions of Section 4 or Section 5 hereof through a court order, I agree that the restrictions contained in Section 4 or Section 5, as the case may be, shall remain in effect for a period of one year from the effective date of such court order. I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to recover from me all costs, including reasonable attorney’s fees, incurred by the Company in connection with such legal or equitable action.

9.                                                NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address, one (1) business day after dispatch if sent by nationally recognized courier or overnight delivery service, on the date of dispatch if sent by facsimile or electronic mail for which confirmation of transmission is provided or, if sent by certified or registered mail, three (3) business days after the date of mailing.

10.                                         NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company and accept new employment, I hereby agree to notify my new employer of my rights and obligations under this Agreement and I hereby consent to the Company or any person on behalf of the Company providing notice to my new employer of such rights and obligations.

11.                                         GENERAL PROVISIONS

11.1                   Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts, as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by the Company arising from or related to this Agreement.

11.2                   Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3                   Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Without limiting the generality of the foregoing, if I become an employee of any subsidiary or controlled affiliate of the Company, then (i) such subsidiary or controlled affiliate shall be deemed and treated as an intended third party beneficiary of this Agreement to the same extent as if such subsidiary or controlled affiliate were a party to this Agreement and (ii) each reference in this Agreement to the term “Company” shall be deemed to be a reference to whichever of Rhythm Pharmaceuticals, Inc. and/or such subsidiary, parent or controlled affiliate is my employer.

11.4                   Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5                   Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

11.6                   Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7                   Entire Agreement. My obligations, and the Company’s rights, under this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

11.8                   Counterparts. This Agreement may be signed in counterparts, each shall be deemed an original and shall together constitute one agreement.

11.9                   Acknowledgement. I acknowledge that this Agreement is a condition to my employment with the Company and that I have had a full and adequate opportunity to read, understand and discuss with my advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

This Agreement shall be effective as of the first day of my employment with the Company.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:	11/16/16

/s/ Fred T. Fiedorek
Name:	Fred T. Fiedorek

Address:

ACCEPTED AND AGREED:

RHYTHM PHARMACEUTICALS, INC.

By:	/s/ Bart Henderson
Name:	Bart Henderson
Title:	President

Dated:	11/16/16

EXHIBIT A

TO:	Rhythm Pharmaceuticals, Inc.

FROM:

DATE:

SUBJECT:	Prior Inventions

1.                            Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Rhythm Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.                            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐            Additional sheets attached.

3.                            I acknowledge that this Exhibit A, if completed, forms a part of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement to which the Company and I are parties and that the failure to complete this Exhibit A and cause it to be attached to such Agreement constitutes a representation by me that I have no Prior Inventions.

EXHIBIT B

TERMINATION CERTIFICATE

I hereby confirm and certify to the Company that I have returned to the Company all Proprietary Information in my possession or control, that I have disclosed fully to the Company all Company Inventions and that I have and will comply fully with all of my obligations to the Company under my Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company.

Name: